Exhibit 99.1
Pacific Premier Bancorp, Inc. Announces Completion
of Acquisition of Grandpoint Capital, Inc.

Irvine, Calif., - July 2, 2018 - Pacific Premier Bancorp, Inc. (NASDAQ: PPBI) (the “Company”), the holding company of Pacific Premier Bank (the “Bank”), announced today that it has completed the acquisition, effective as of July 1, 2018, of Grandpoint Capital, Inc. (OTC Market Group Pink Sheets: GPNC) (“Grandpoint”), the holding company of Grandpoint Bank, a California-chartered banking corporation headquartered in Los Angeles, California.

Pursuant to the terms of the merger agreement between the Company and Grandpoint, each share of Grandpoint common stock was converted into the right to receive 0.4750 shares of Company common stock. The value of the total deal consideration was approximately $629.2 million, which is based upon the closing price of the Company’s common stock on June 29, 2018, the last trading day prior to the closing, and includes approximately $28.0 million of aggregate cash consideration payable to holders of unexercised options exercisable for shares of Grandpoint common stock.

Steven R. Gardner, Chairman, President and Chief Executive Officer of the Company, commented, “We are pleased to welcome the clients, employees and stockholders of Grandpoint. We believe our strategic combination creates one of the strongest commercial banks in California, with significant opportunities to provide a wider array of products and services to our clients while continuing to expand our market share. This transaction enables us to enter attractive markets in Arizona and Washington, which further enhances our opportunities to expand the Pacific Premier franchise in the years ahead.

Mr. Gardner added, “We are excited to be able to complete this transaction, the largest in the Company’s history, in just over four months after announcement. We have already made significant progress in integrating the two organizations and we expect to complete the system conversion in October. We expect this will result in a smooth transition for our clients and employees, and enable us to quickly begin realizing the benefits that drive shareholder value.”

With the addition of Grandpoint, on a pro forma combined basis, the Company would have total assets of approximately $11.6 billion, total loans outstanding of approximately $8.6 billion and total deposits of approximately $8.6 billion as of March 31, 2018 (unaudited).

Advisors

Raymond James & Associates, Inc. acted as financial advisor to the Company in the transaction and delivered a fairness opinion to the Board of Directors of the Company. Holland & Knight LLP served as legal counsel to the Company. Keefe, Bruyette & Woods, Inc. acted as financial advisor to Grandpoint in the transaction and delivered a fairness opinion to the Board of Directors of Grandpoint. Sullivan & Cromwell LLP served as legal counsel to Grandpoint.

About Pacific Premier Bancorp, Inc.

The Company is the holding company for Pacific Premier Bank, one of the largest banks headquartered in Southern California with approximately $11.6 billion in assets. Pacific Premier Bank is a business bank primarily focused on serving small and middle market businesses in the counties of Orange, Los Angeles, Riverside, San Bernardino, San Diego, San Luis Obispo and Santa Barbara, California, as well as markets in the states of Nevada, Arizona and Washington. Through its more than 40 depository branches, Pacific Premier Bank offers a diverse range of lending products including commercial, commercial real estate, construction, and SBA loans, as well as specialty banking products for homeowners associations and franchise lending nationwide.

Forward-Looking Statements

The statements contained herein that are not historical facts are forward-looking statements based on management's current expectations and beliefs concerning future developments and their potential effects on the Company including, without limitation, statements regarding the Company's growth, management of growth related expense and the impact of acquisitions. Such statements involve inherent risks and uncertainties, many of which are difficult to predict and are generally beyond the control of the Company. There can be no assurance that future developments affecting the Company will be the same as those anticipated by management. The Company cautions readers that a number of important factors could cause actual results to differ materially from those expressed in, or implied or projected by, such forward-looking statements. These risks and uncertainties include, but are not limited to, the following: the strength of the United States economy in general and the strength of the local economies in which we conduct operations; the effects of, and changes in, trade, monetary and fiscal policies and laws, including interest rate policies of the Board of Governors of the Federal Reserve System; inflation, interest rate, market and monetary fluctuations; the timely development of competitive new products and services and the acceptance of these products and services by new and existing customers; the willingness of users to substitute competitors’ products and services for the Company’s products and services; the impact of changes in financial services policies, laws and regulations (including the Dodd-Frank Wall Street Reform and Consumer Protection Act and the Economic Growth, Regulatory Relief and Consumer Protection Act) and of governmental efforts to restructure the U.S. financial regulatory system; technological changes; the effect of acquisitions that the Company may make, if any, including, without limitation, the failure to achieve the expected revenue growth and/or expense savings from its acquisitions; changes in the level of the Company’s nonperforming assets and charge-offs; any oversupply of inventory and deterioration in values of California real estate, both residential and commercial; the effect of changes in accounting policies and practices, as may be adopted from time-to-time by bank regulatory agencies, the Securities and Exchange Commission (“SEC”), the Public Company Accounting Oversight Board, the Financial Accounting Standards Board or other accounting standards setters; possible other-than-temporary impairment of securities held by us; changes in consumer spending, borrowing and savings habits; the effects of the Company’s lack of a diversified loan portfolio, including the risks of geographic and industry concentrations; ability to attract deposits and other sources of liquidity; changes in the financial performance and/or condition of our borrowers; changes in the competitive environment among financial and bank holding companies and other financial service providers; unanticipated regulatory or judicial proceedings; and the Company’s ability to manage the risks involved in the foregoing. Additional factors that could cause actual results to differ materially from those expressed in the forward-looking statements are discussed in the 2017 Annual Report on Form 10-K of Pacific Premier Bancorp, Inc. filed with the SEC and available at the SEC’s Internet site (http://www.sec.gov).

The Company specifically disclaims any obligation to update any factors or to publicly announce the result of revisions to any of the forward-looking statements included herein to reflect future events or developments.

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Contact:

Pacific Premier Bancorp, Inc.

Steven R. Gardner
Chairman, President and CEO
949-864-8000

Ronald J. Nicolas, Jr.
Senior Executive Vice President & CFO
949-864-8000